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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Westport Resources Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-42107 and 333-102281) on Form S-3, (No. 333-102705) on Form S-4 and
(Nos. 333-05225, 333-68878 and 333-58338) on Form S-8 of Westport Resources
Corporation (formerly Belco Oil & Gas Corp.) of our report dated February 21, 2003, with respect to the consolidated balance sheet of Westport Resources Corporation as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Westport Resources Corporation.

/s/ KPMG LLP


Denver, Colorado
March 5, 2003